  EXHIBIT 99.1

March 1, 2002

Dear Valued Shareholders of Summus, Inc. (USA) :

This letter is the sixth in a series of regular reports about progress in meeting our business goals, capital raising and enhancing shareholder value.  I want to start by thanking everyone for their participation in last week’s shareholder meeting.  The attendance at the meeting and our dial-in and net participation were extremely impressive.

Summus continues to execute according to the strategies outlined in my letter of November 30. Our primary focus is to develop opportunities for the launch of our wireless and mobile business.  The purpose of this letter is to specifically update you on our progress.

MOBILE AND WIRELESS BUSINESS

Overall, I remain extremely excited about the prospects for our mobile and wireless business.  We are entering an emerging and exciting market with products that provide users with new capabilities. We consistently receive positive feedback from carriers, content providers and service partners about the competitiveness and positioning of our product in the market. We believe, based on such response and our benchmarking efforts, that we currently have a significant competitive lead with exego™, and we intend to capitalize on this advantage.

I remain committed and confident in our ability to achieve our business goals. We are realistic about the development  of this emerging market. The timing and rate of growth are dependent upon the collective efforts of carriers, content providers and application developers to overcome the following obstacles:

   There are business and technical challenges associated with new products and new markets.  These difficulties are slowing carrier cycle times for developing solutions.

   Content providers are attempting to time their investment with the broad market availability of services. These companies are entering the market cautiously due to experiences in the dot.com market.

These market factors have already resulted in a delay of the initial launch with our first carrier. This launch delay was the result of a variety of issues including the availability of cellular handsets, the readiness of applications and the availability of content.  Even with these challenges, we are still highly confident that we can achieve the goals we have set for the business.

            Product Development Progress

The Company has finished developing its first release of a mobile and wireless application called exego™. The application has been submitted for QUALCOMM certification and is expected to be ready for commercial release through a major U.S. carrier by the end of the first quarter of 2002.

exego™ is  part of a Personal Mobility Solution. It is designed to turn a cellular handset into a control device that ties personal resources such as  PC’s, printers, faxes, PDA’s, and other resources into a seamless dynamic personal network. As an example, users can direct a file on their PC at home or the office to print at the local copy center using their exego™ -enabled cellular telephone. A user can also conduct an instant messaging session simultaneously while viewing images. exego™ is the application that enables one to access, see, manage, manipulate, and process all of this content. It is a powerful application that will deliver unique capabilities to mobile users.  I invite you to visit and run our demo on the new BlueFuel website at www.bluefuel.com

            Cellular Operator Progress

We are still on track to deliver exego™ through a cellular carrier’s planned launch of enhanced network services in Q1-2002. The actual rollout is contingent upon Summus attaining platform certification to deploy on the carrier’s network. The carrier’s rollout is expected to be limited to select target markets during Q2-2002 with a national launch projected for the early third quarter of 2002.  Confidentiality arrangements with the carrier prevent us from disclosing with whom we have this understanding at present. Ultimately, the rollout of services is contingent upon successful certification and is controlled by the carrier.

Summus is in discussions with four other major carriers relating to their planned launches of enhanced network services in Q3/Q4-2002. I am hopeful exego™ will be included in the rollout of the new services by these carriers.

            Content Provider Progress

Summus’ business development activities have created several opportunities with major content brands. These prospective business relationships are evolving as follows:

  Bundling of Content– Summus has a contingent agreement with a major, worldwide media company to sell and market products. We are in discussions with additional blue-chip content developers and aggregators regarding the bundling of valuable content libraries with our wireless and mobile device applications. To coincide with our national launch of services in the second half of 2002, we anticipate to have entered into agreements with a host of media companies.

In accordance with our previously announced relationship, we are currently developing enhancements to ZIO Interactive games using BlueFuel™. We expect to include these games as premium BlueFuel applications.

   Application Development – Summus continues to negotiate with worldwide leaders in branded media content to develop custom wireless multimedia applications to be distributed by cellular operators. The development of requirements has lagged behind our expectation as the media companies continue to formulate their overall business plans for the mobile and wireless market pending the resolution of key business and technical issues. Our goal is to  develop and deploy applications in the second half of 2002 coinciding with the first major carrier’s national launch.

  Content Distribution – We project to have an agreement with a major media company to distribute our applications directly to the media company’s customer base of over 10 million people.

            Device Manufacturer Progress

As previously announced, we have submitted our exego™ for BREW certification. We are now starting to focus our product development resources on adapting or “porting” BlueFuel™ to the J2ME platform.  Like the BREW platform, J2ME provides a standard programming environment that gives software developers the tools to create wireless applications and services that can be offered by wireless carriers to their customers.  We expect to have completed our port early in the second quarter, several months earlier than the projected launch of enhanced network capabilities based on J2ME platforms.

We are cautiously proceeding with our relationship with a manufacturer of next-generation personal digital assistants (PDAs).  This manufacturer has encountered distribution issues for its products in the U.S. market.

            Samsung

We are currently developing revenue-generating opportunities with Samsung in the target markets as identified in the contract announced in Q1 – 2002.

CAPITAL RAISING

The Company’s primary financing objective is to secure investment capital from institutional investors while we grow our revenues to sustain operations and achieve profitability.  In our efforts to secure institutional capital, we have taken the following steps.

In the later part of January 2002, we signed an investment advisory agreement with Noble International Investments, Inc.  Noble is a full service financial and investment banking firm headquartered in South Florida, with affiliate offices in Greenwich, Connecticut and The Netherlands.  Noble’s role is to work closely with the Summus management team to execute strategies to secure long-term capital via institutional investors and to establish strategic relationships with blue-chip companies.  We have worked diligently with Noble and are excited about future prospects.

We have also contacted several other regional boutique institutional investment firms in efforts to secure long-term capital.  To date, all firms contacted have shown excitement and interest in assisting us with  raising capital to accomplish our goals.

In February, Mr. Jerome Bailey was named to our board of advisors. Mr. Bailey brings over 15 years of experience as a senior financial executive in top-rated global investment banking and publishing firms. Mr. Bailey most recently served as executive vice president and chief financial officer for Dow Jones, a global publishing company. In this position, he was directly responsible for technology and operations, finance, strategic planning and investor relations functions. Prior to Dow Jones, Mr. Bailey served as chief financial officer for Salomon Inc. and Salomon Brothers, a global investment banking firm, now part of Citigroup, Inc., where he was responsible for global finance, tax, treasury, risk management and strategic planning.  At both Dow Jones and Salomon Brothers, Mr. Bailey also initiated and led significant process redesign programs. Mr. Bailey has also served as controller and managing director for Morgan Stanley and was a partner with Price Waterhouse. Mr. Bailey holds a Bachelor of Science degree, with distinction, from the University of Nebraska.  We are honored to have Jerry join our board of advisors, and we look forward to his counsel.

With the aforementioned efforts and people in place, I believe we will be able to attract the necessary long-term capital and financial institutional support to take the Company to the next level.

This shareholder letter contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including but not limited to, the statements regarding the Company's pursuit of new business opportunities within the government sector, the development of technology and efforts to patent the same, the wireless and mobile market for multimedia applications, the status and possible outcomes of discussions with cellular operators, content providers and wireless device manufacturers, our capital raising efforts and other business plans, are not based on historical fact, but rather reflect the Company's current expectations concerning future events. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those projected in any forward-looking statements. The following important factors, among others, may cause actual results or developments to differ materially from those expressed or implied by the forward-looking statements: (1) a lack of sufficient financial resources to implement the Company's business plan, which has resulted in the Company's receiving a "going concern" opinion from its independent accountant with respect to its audited financial statements as of and for the period ended December 31, 2000; (2) the Company's dependence on the continued growth in demand for wireless Internet usage; (3) the rapid pace of technological developments in the wireless communications industry, particularly with respect to the availability of greater capacity or faster transmission speeds (also known as "broadband" transmission); (4) the degree of market acceptance of the Company as a viable wireless technology provider and of its wireless data services, including wireless e-mail; (5) technological competition, which creates the risk of the Company's technology being rendered obsolete or noncompetitive; (6) the lack of patent protection with respect to the Company's technology; (7) potential infringement of the patent claims of third parties; and (8) the Company's dependence on its key personnel and the risk of the loss of their services. The Company hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

BlueFuel, Efficiency Engine and MaxxNote are trademarks of High Speed Net Solutions, Inc. All other company or product names are trademarks and/or registered trademarks of their respective owners.

Please look for further announcements soon.

Sincerely,

Bjorn Jawerth
Chairman and CEO